August 18, 2017

Tamir Peres
[Address Redacted]

Dear Tamir:

I am very pleased to confirm our offer of employment for the position of Senior Vice President, Chief Information Officer of Herc Rentals Inc. (“HERC”). This position will report directly to Larry Silber, Chief Executive Officer of HERC. Your start date is expected to be during September 2017.

Your base salary, paid on a bi-weekly basis, will be $14,807.70 which equates to an annualized salary of $385,000. This offer is contingent upon verification of your education, previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, including compliance with Federal law, and agreement to enter into and signing an Employee Confidentiality, Non-Competition & Non-Solicitation Agreement.

You are eligible to participate in the Herc Executive Incentive Plan, which provides for a target annual incentive bonus of 65% of your base salary. Your participation for 2017 will be pro-rated based on length of service during the performance period. Actual payout is contingent upon the Company’s financial performance, your performance and your start date. Details of this plan are provided upon acceptance of this offer. Herc Rentals retains the right and sole discretion to amend, modify or rescind such plan at any time and for any reason.

In addition, you will receive a one-time sign on bonus of $125,000, less applicable taxes, payable after 30 days of employment. Your acceptance of that amount is contingent upon you remaining with the Company for at least 24 months. Should you voluntarily resign from your employment or are terminated for Cause (as defined below) within 24 months of your employment start date, you agree that you will not have earned this sign on bonus, and you therefore agree to repay the gross amount of the sign on bonus of $125,000.00 to Herc, within 30 days of your last day of employment.

In consideration of amounts that you will forfeit with your current employer, you will be awarded a time-vesting restricted stock unit grant in the face amount of $500,000. This award will be granted at the fair market value on the grant date and will vest ratably over a two year period assuming continued employment. Following your commencement of employment, the grant date will be established during the next open window.

In 2017 and beyond your target annual equity grant will be at least $300,000. You will receive your 2017 annual equity grant, normally awarded during late March of each year, subject to the approval of the Compensation Committee, upon commencement of your employment.

Generally, equity grants are subject to approval by the Compensation Committee of the Herc Board of Directors and are subject to its sole and exclusive discretion for all key executives and key employees. Awards are based upon, or denominated as, a dollar value and may be all or partially granted in the form of Restricted Stock Units, Performance-based Restricted Stock Units, and stock options and are subject to the Committee’s sole and exclusive discretion. Grants are made in accordance with the Company’s Equity Grant Policy.

You will be eligible for vehicle privileges in this role. The vehicle use policy will be reviewed with you upon commencement of your employment. This policy includes use of vehicle, insurance, maintenance, and gas. You will be responsible for tax due on the value of non-business use of the vehicle. You will be entitled to 6 weeks of vacation per calendar year per the terms and conditions of the Herc vacation policy.

You are eligible for relocation assistance according to the terms and conditions of Herc’s Employee Relocation Policy. Among the benefits under this policy, the Company will provide reimbursement for expenses related to the purchase of your primary home in addition to movement of your household goods through a vendor selected by the Company. The policy to the contrary notwithstanding, the Company will provide you temporary housing for up to three (3) months. All relocation expenses are expected to be reasonable and customary for the area and are subject to pre-approval by the Company. This assistance will be available for twelve months following the initiation of your relocation. The company will provide you with first class travel between PHL and RSW for the period beginning with your employment start and the end of May 2018. Please note that if you voluntarily leave the employment of Herc prior to the first anniversary of the commencement of your position, you will be required to reimburse the Company for the entire amount of the expenditures regarding your relocation, excluding your travel expenses related to work. The terms and conditions of the relocation agreement, including but not limited to any repayment obligations, will be provided for in a separate relocation agreement upon acceptance and initiation of the relocation. Prior to the initiation of the relocation as well as receiving any relocation reimbursement, you will be required to execute a separate relocation agreement.

Herc provides you the opportunity to participate in a comprehensive employee benefits program. On the first day of the month following your sixty days of employment, you are eligible to enroll in the Herc Custom Benefit Program. This benefits program offers you numerous coverage options for:

◆	Medical	◆	Accidental Death and Dismemberment
◆	Dental	◆	Long Term Disability
◆	Vision	◆	Dependent Care Flexible Spending Account
◆	Life Insurance	◆	Health Care Flexible Spending Account
◆	Dependent Life Insurance

Until you become eligible to participate in the medical, dental and vision program, the Company will pay your COBRA premiums incurred to continue such benefits through your current employer.

Additionally, you will be eligible for the Herc Income Savings Plan (401k) after you complete 90 days of employment. Herc matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. You are always 100% vested in the Company matching contributions and your contributions you make to the Plan and any related investment earnings.

It is a fundamental term and condition of your employment that you must execute and deliver to the undersigned an Employee Confidentiality, Non-Competition & Non-Solicitation Agreement. It is also a fundamental term and condition of your employment that:

(i) You represent and warrant that you have not and will not disclose any confidential information or trade secrets that you may have form any third party, including but not limited to any current or former employer.

(ii) You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.

(iii) You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents of information or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents of information, whether electronic or otherwise, from such third party and you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.

(iv) During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing).

(v) During your employment with the Company you may not serve on more than one outside for-profit company Board without the written consent of the Company.

(vi) You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.

(vii) You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company, and will be returned to the Company upon the end of your employment with the Company.

(viii) You agree that should a court issue injunctive relief to enforce any term of this Agreement, or if a court (or jury) determine that you breached any provision of this Agreement, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the terms of the Agreement, and you will also be liable for any other damages or relief permitted by law.

(ix) You agree that any disputes over the above terms shall be governed by Florida law, shall be resolved in a Florida Court or in a federal Court located in Florida, and that the terms of this agreement may be enforced by the Company or its successors or assigns and by your heirs and legal representatives.

The forgoing terms and conditions and representation and warranty will survive and will continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the forgoing terms and conditions or should the forgoing representation and warranty be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless to the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the foregoing terms or conditions or any inaccuracy or misrepresentation of the forgoing representation and warranty.

At times during your employment and thereafter during which you may be subject to liability for your acts and omissions occurring during your employment, you will be indemnified and held harmless (including advances of attorney’s fees and expenses), in a manner consistent with other similarly situated executives. Upon commencement of your employment, the Company will enter into an indemnification agreement with you that protects and indemnifies you, provides D & O coverage, and advances attorney’s fees and expenses on the same basis as the Company provides such protections to its senior officers.

In the event your position with Herc is eliminated or your employment is terminated for any reason other than for Cause and other than your voluntary resignation, then you will be eligible to receive a severance payment equal to 1.0 times the sum of your annual base salary and target bonus amount. You will also be entitled to health and welfare benefits continuation for you and any covered dependents for the period of your severance (one year) at active employee rates. Payment of any such severance and receipt of benefits shall be contingent upon the execution of a General Release including non-solicitation, non-competition and non-disclosure provisions. For purposes of this letter, “Cause” means your (i) willful and continued failure to perform substantially your material duties with HERC (other than any such failure resulting from your incapacity due to physical or mental illness) after a written demand for substantial performance specifying the manner in which you have not performed such duties is delivered by the Chief Executive Officer of HERC to you, (ii) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (iii) one or more acts of fraud or personal dishonesty resulting in or intended to result in personal enrichment at the expense of HERC or any of its subsidiaries, (iv) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of HERC, impairs your job performance, (v) material violation of any material HERC policy that results in material harm to HERC or any of its subsidiaries or (vi) indictment for or conviction of a felony or of any crime (whether or not a felony) involving moral turpitude.

In the event your position with Herc is eliminated or your employment is terminated in connection with a Change in Control, for any reason other than for Cause and other than your voluntary resignation, then you will be eligible to receive a severance payment equal to 2.0 times the sum of your annual base salary and target bonus amount.

You will also be entitled to health and welfare benefits continuation for you and any covered dependents for the period of your severance (two years) at active employee rates. Payment of any such severance and receipt of benefits shall be contingent upon the execution of a General Release including non-solicitation, non-competition and non-disclosure provisions. For purposes of this letter, “Cause” shall be defined as above.

In addition, if your employment is involuntarily terminated for any reason other than Cause: (i) prior to (and not in connection with) a change in control, each outstanding equity grant will vest proportional to the number of completed months of service since each grant was made divided by the total number of months in the vesting period for each grant; or (ii) in connection with or following a change in control, each outstanding equity grant will vest in full.

Per Herc’s standard policy, this letter is not intended nor should it be considered as an employment contract for a definite or indefinite period of time. Employment with Herc is at will, and either you or the Company may terminate employment at any time, with or without Cause, subject to the terms of this letter. In addition, by signing this letter, you acknowledge that this letter sets forth the entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.

It is the intent of the Company and you that the payments and benefits under this employment letter shall comply with or be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and accordingly, to the maximum extent permitted, shall be interpreted to be in compliance with or exempt from Section 409A. To the extent that Section 409A applies, a termination of your employment shall not be deemed to have occurred unless such termination is also a “separation from service” under Section 409A. Anything herein to the contrary notwithstanding, if you are deemed on the date of termination to be a “specified employee” under Section 409A(a)(2)(B), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” shall not be paid until the earlier of the expiration of the 6-month period following such separation from service and the date of your death, to the extent such postponement is required under Section 409A. Your right to receive any installment payment pursuant to this employment letter agreement shall be treated as a right to receive a series of separate and distinct payments. All expense reimbursements provided for under this employment letter shall be paid not later than the last day of the first full taxable year of the Company that ends after the date of such payment.
Tamir, we are very excited to have you join Herc and look forward to the opportunity to work with you.

Very truly yours,

/s/ CHRISTIAN CUNNINGHAM

Christian Cunningham
Senior VP, Chief Human Resources Officer

ACCEPTANCE

I, Tamir Peres , have read, understand, and having had the opportunity to obtain independent legal advice hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Solicitation
Agreement.

/s/ TAMIR PERES	August 21, 2017
Tamir Peres	Date:

Enclosures
cc: L. Silber